CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 548/550 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated August 28, 2013 on the financial statements and financial highlights of Davidson Multi-Cap Equity Fund and Davidson Small/Mid Equity Fund, each a series of Advisors Series Trust.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 25, 2013